Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2024 relating to the consolidated financial statements and consolidated financial statement schedule of The Southern Company and Subsidiary Companies, and the effectiveness of The Southern Company and Subsidiary Companies’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
May 3, 2024